UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BlackRock ETF Trust

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BlackRock

Upcoming Changes to the BlackRock Advantage Large Cap Growth Fund

On September 24th, 2026, BlackRock filed a supplement notifying shareholders of the following:

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BlackRock Advantage Large Cap Growth Fund (the “Fund”), which currently operates as a mutual fund, is expected to be reorganized into an exchange-traded fund (“ETF”) through the reorganization of the Fund into a newly created ETF, iShares Enhanced Large Cap Growth Active ETF (the “Acquiring Fund”), a series of BlackRock ETF Trust. The Fund and the Acquiring Fund employ similar investment strategies to achieve their investment objectives, although there are certain differences in their fundamental investment policies. The Acquiring Fund is expected to seek to pursue its investment objective while seeking to maintain a low tracking error to the Russell 1000® Growth Index. The Acquiring Fund’s investment strategies will be further described in a combined prospectus/proxy statement that will be included in a registration statement on Form N-14 that will be filed with the Securities and Exchange Commission (the “SEC”). Following the reorganization, the Fund will be liquidated. The Reorganization is anticipated to close as of the close of trading on the New York Stock Exchange on May 21, 2027.

The reorganization is subject to a shareholder vote because the funds have certain differences in their fundamental policies, in particular with respect to diversification and concentration. Fund management believes the ETF’s investment policies are better suited to implement the strategy given the increasing concentration in the strategy’s benchmark.

This will be the eighth conversion across BlackRock’s mutual fund line-up after BlackRock International Dividend Fund (November 2024), BlackRock High Yield Municipal Fund (February 2025), BlackRock GA Dynamic Equity Fund and BlackRock GA Disciplined Volatility Fund (September 2025), BlackRock Mortgage-Backed Securities Fund and BlackRock U.S. Mortgage Portfolio (January 2026), and the upcoming BlackRock Advantage Large Cap Value Fund (November 2026).

BlackRock believes that the reorganization will provide multiple benefits for investors of the Fund, including lower net expenses, additional trading flexibility and increased portfolio holdings transparency.

Upon completion of the reorganization, shareholders of the Fund will receive ETF shares equal in value to the number of shares of the Fund they own, including a cash payment in lieu of fractional shares, which cash payment may be taxable.

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The table below show the mapping of assets and fee tables of the surviving fund:

Fund						Acquiring Fund
Fund	Share Class	CUSIP	Ticker	NER[1] (%)	AUM[2] ($M)	Fund	Ticker	AUM
BlackRock Advantage Large Cap Growth Fund	A	091928788	BMCAX	0.87	756	iShares Enhanced Large Cap Growth Active ETF	—	—
BlackRock Advantage Large Cap Growth Fund	C	091928762	BMCCX	1.62	37
BlackRock Advantage Large Cap Growth Fund	Institutional	091928812	CMVIX	0.62	1,110
BlackRock Advantage Large Cap Growth Fund	K	09258N299	BMCKX	0.57	65
BlackRock Advantage Large Cap Growth Fund	R	091936880	BMCRX	1.12	4

If you’d like to learn more about these changes or the active ETF landscape, please reach out directly to your relationship manager.

Regards,

XX

Carefully consider the Fund’s investment objectives, risk factors, and charges and expenses before investing. This and other information can be found in the Fund’s prospectus or, if available, the summary prospectus, which may be obtained by visiting the iShares Fund and BlackRock Fund prospectus pages. Read the prospectus carefully before investing.

Investing involves risk, including possible loss of principal.

The fund is actively managed and its characteristics will vary. Stock values fluctuate in price so the value of your investment can go down depending on market conditions. The fund may use derivatives to hedge its investments or to seek to enhance returns. Derivatives entail risks relating to liquidity, leverage and credit that may reduce returns and increase volatility.

Prepared by BlackRock Investments, LLC. Member FINRA. © 2026 BlackRock, Inc. or its affiliates. All Rights Reserved.

BLACKROCK and iSHARES are trademarks of BlackRock, Inc. or its affiliates. All other trademarks are those of their respective owners.

-FOR INSTITUTIONAL OR FINANCIAL PROFESSIONAL USE ONLY -

[1]	Source: Fund Prospectus as of September 2025
[2]	Source: BlackRock – as of 08/31/2026

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